UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 21, 2012

GFI GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51103	80-0006224
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

55 Water Street
New York, NY	10041
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (212) 968-4100

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13.e-4(c)

Item 4.01.    Change in Registrant’s Certifying Accountant.

On February 21, 2012, the Audit Committee of the Board of Directors of GFI Group Inc. (the “Company”) engaged PricewaterhouseCoopers LLP (“PWC”) as the Company’s independent registered public accounting firm for the year ending December 31, 2012.  In connection with the engagement of PWC, on February 23, 2012, the Company informed Deloitte and Touche LLP (“D&T”) that it will be dismissed as the Company’s independent registered public accounting firm.  Such dismissal will be effective upon the filing of the Company’s Form 10-K for the 2011 fiscal year.

The decision to change auditors was the result of a request for proposal process that included a number of the largest public accounting firms and was conducted as part of the Company’s ongoing efforts to enhance its corporate governance practices.

During the two fiscal years ended December 31, 2011 and 2010, and through February 21, 2012, the Company has not consulted with PWC regarding  any of the matters described in S-K 304(a)(2)(i) or S-K 304(a)(2)(ii).

The reports of D&T on the Company’s financial statements for the past two fiscal years ended December 31, 2010 and 2009 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

During the two most recent fiscal years and through February 21, 2012, there have been (i) no disagreements with D&T on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of D&T would have caused them to make reference thereto in their reports on the financial statements for such years and (ii) no reportable events (as defined in S-K 304(a)(1)(v)).

The Company has provided D&T a copy of the above disclosures and has requested that D&T furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter, dated February 27, 2012, is filed as Exhibit 16 to this Form 8-K.

Item 9.01.    Financial Statements and Exhibits

(d)  Exhibits:

Exhibit	Description

16.1	Letter from Deloitte and Touche LLP to the Securities and Exchange Commission dated February 27, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GFI GROUP INC.

Date: February 27, 2012
	By:	/s/ James A. Peers
	Name:	James A. Peers
	Title:	Chief Financial Officer